Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Protagenic Therapeutics, Inc. (the “Company”) on Form S-8 regarding the Company’s 2006 Employee, Director and Consultant Stock Plan to be filed on or about November 10, 2016 of our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2014 with a report date of October 16, 2015.

/s/ Schulman Lobel Zand Katzen Williams & Blackman LLP

Schulman Lobel Zand Katzen Williams & Blackman LLP

CERTIFIED PUBLIC ACCOUNTANTS

Princeton, New Jersey

November 10, 2016